Exhibit 99.1

Off The Hook Yachts Expands into the Caribbean & Latin America Through Strategic Agreement with Puerto Rico’s CFR Yacht Sales

Part of Company’s national and global expansion strategy to drive substantial year-over-year revenue growth

Wilmington, NC — January 26, 2026 — Off The Hook YS Inc. (NYSE American: OTH) (“Off the Hook Yachts” or “Off the Hook” or “the Company”), America’s largest buyer and seller of pre-owned boats, today announced a strategic partnership with CFR Yacht Sales, a leading yacht dealer and brokerage based in San Juan, Puerto Rico. The agreement represents an important step in Off The Hook’s expansion into the Caribbean and Latin American markets.

Founded more than 45 years ago, CFR Yacht Sales operates near Club Náutico and San Juan Bay Marina and is an exclusive dealer for several premier yacht brands, including Aquila Power Catamarans, Viking Yachts, Princess Yachts, Valhalla Boat Works, and ElectroSea. Through this collaboration, Off The Hook gains strategic access to one of the most active boating markets in the Caribbean.

Under the agreement, Off The Hook will have preferred access to select pre-owned vessels generated through CFR Yacht Sales’ brokerage and trade-related activity, along with access to CFR’s brokerage facilities and brokerage inventory in Puerto Rico. CFR will also support Off The Hook in sourcing, verifying, and coordinating the acquisition and transport of qualifying pre-owned vessels originating in Puerto Rico, while assisting with wholesale market visibility across the region.

Puerto Rico serves as a key gateway to the broader Caribbean and Latin American recreational boating markets, which continue to experience growth driven by increased tourism, expanding yacht ownership, and rising demand for high-quality pre-owned vessels.

“Puerto Rico is a strategically important market for Off The Hook and a natural entry point for expanding our sourcing capabilities throughout the Caribbean and Latin America,” said Brian John, Chief Executive Officer of Off The Hook Yachts.

“This partnership strengthens our access to premium pre-owned inventory while aligning us with a respected, long-standing operator in the region,” said Jason Ruegg, Founder and Chairman of Off The Hook Yachts. “By working alongside CFR Yacht Sales, we are enhancing our ability to source, evaluate, and efficiently move boats into the global pre-owned market without adding fixed infrastructure.”

The expansion follows strong financial momentum for the Company. For the first nine months of 2025, Off The Hook reported record revenue of $82.6 million, a 19.3% increase year-over-year. The Company expects full-year 2026 revenue to be between $140 million and $145 million as it continues executing its disciplined growth strategy.

“This relationship reflects our asset-light approach to scaling,” added John. “Strategic partnerships like this allow us to expand geographically, increase inventory velocity, and drive long-term shareholder value.”

About Off The Hook YS Inc.

Founded in 2012, Off The Hook YS Inc., America’s largest buyer and seller of pre-owned boats, is a vertically integrated marine platform transforming how a market of ~1 million used boats and yachts are bought, sold, and financed across the U.S. annually. The Company’s proprietary AI-powered systems and national acquisition model drive unmatched speed, efficiency, and transparency leading to its acquisition of more than $100 million in boat purchases annually at a 5X inventory turn. With a scalable infrastructure spanning technology, wholesale, brokerage, financing, asset recovery, repair, and support yacht services, Off The Hook is well-positioned to lead the evolving $57 billion marine market. Off The Hook’s vertically integrated businesses include: Autograph Yacht Group, Azure Funding, Boats & Buyers, and We Buy Boats.

Contact

Investor Relations
ir@offthehookys.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.